Exhibit 99.1

NEWS RELEASE

Siebel Systems Reports Second Quarter Revenues and Earnings;
Restructures for Increased Profitability

SAN MATEO, Calif.-July 22, 2003- Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of eBusiness applications software, today announced revenues and earnings for the quarter ended June 30, 2003.

Revenues for the second quarter of 2003 were $333.3 million. Net income was $9.8 million, or $0.02 per share.

Revenues from license fees for the second quarter of 2003 were $109.9 million. Revenues from maintenance, consulting, and other services were $223.4 million.

The company's cash, cash equivalents, and short-term investments were $2.3 billion at June 30, 2003, an increase of $80.9 million from March 31, 2003. Days sales outstanding in accounts receivable decreased to 58 days in the second quarter of 2003 versus 63 days in the first quarter of 2003.

Quarterly Highlights
The following highlights were announced or occurred since Siebel Systems' last earnings statement:

Siebel Systems Secures New Customers: The company concluded new software licensing agreements with more than 140 new customers in the second quarter, including 3M UK PLC; American Dental Association; Amersham Plc; Banco de Chile; Berlex Laboratories, Inc.; Binney & Smith, Inc.; Brinks Nederland B.V.; Britvic Soft Drinks Ltd.; Chartered Benefit Services, Inc.; City & Guilds of London Institute; debitel Danmark AS; Fuji Xerox (Hong Kong) Limited; Hewlett-Packard Colombia Ltda.; Inveresk Clinical Research Ltd.; Martindale-Hubbell; Motorola (China) Electronics Limited; Novartis Pharma Canada, Inc.; Organon NV; Sandisk Corporation; Shire Pharmaceutical Group PLC; Siemens Westinghouse Power Corporation; Thomson Legal & Regulatory Applications, Inc.; and T-Systems CSM GmbH.

Siebel Systems Secures Repeat Orders: In the second quarter, the company concluded additional software licensing agreements with more than 175 existing customers, including Airbus S.A.S.; Bayerische Motoren Werke AG; Baxter Healthcare Corporation; Best Software SB, Inc.; BMW Financial Services, NA LLC; Cesky Telecom A.S.; ClientLogic B.V.; Credit Lyonnais Asset Management; General Services Administration; Greenpoint Mortgage Funding, Inc.; Guidant Corporation; Health Net, Inc.; Itron, Inc.; JPMorgan Chase Bank; KPN Telecom GSE ZW; Monster Worldwide, Inc.; National Australia Bank Limited; Network Appliance, Inc.; Novo Nordisk Pharmaceuticals, Inc.; Otis; Pfizer, Inc; Philip Morris International Management SA; Putnam Investments, Inc.; RAC Motoring Services, Ltd.; Royal Caribbean Cruises, Ltd.; RWE Systems AG; SimCorp A/S; SITA; SKF Data Service AB; Stream S.p.A.; Telecom Italia Mobile S.p.A.; Telecom Italia S.p.A; The Manufacturers Life Insurance Company; T-Mobile USA, Inc.; Trend Micro, Inc.; Warner Brothers Entertainment, Inc.; Xerox Corporation.; and XM Satellite Radio, Inc.

Customer Engagements
The company concluded new engagements with more than 140 new customers and expanded engagements at more than 175 existing customers, including the following:

Autodesk, a global leader in design software, selected Siebel eBusiness Applications as its worldwide CRM software standard. Autodesk will implement multiple Siebel applications as part of a broad, company-wide initiative to enhance and expand customer and partner relationship management. The first phase of this 4,000-user deployment, using Siebel Partner Relationship Management (PRM), will focus on applications for Autodesk employees managing orders for complex digital design and content creation products and services, followed by self-service and channel management applications used by customers and partners to directly interact with Autodesk. Subsequent phases will extend Siebel eBusiness Applications to sales, marketing, and call center users, with Siebel Analytics providing insight into customer behavior and preferences to top executives and managers across the enterprise. Two key factors in Autodesk's selection of Siebel CRM were its intuitive user interface and the breadth of business functionality.

BISYS® , a premier provider of business process outsourcing solutions for investment firms, insurance companies, and banks, has purchased an additional 1,000 user licenses of Siebel Finance, MidMarket Edition. BISYS, which had originally acquired close to 6,000 licenses as the basis for its Relationship Manager Suite, is experiencing rapid client adoption-more than 65 bank sales-of this fully integrated front-office service, sales, and marketing solution. Relationship Manager Suite, powered by Siebel eBusiness Applications, enables BISYS' community and regional bank clients to deliver a consistent customer experience while supporting a broad portfolio of financial services across multiple delivery channels. BISYS has also deployed Siebel Call Center internally to optimize service and build lasting, profitable relationships with its client banks.

BT expanded its global use of Siebel eBusiness Applications in the second quarter, contributing to anticipated cost savings of more than $200 million by 2004. In an implementation involving more than 22,500 users, the retail division of one of the world's leading communications companies is transforming itself into an agile, customer-focused business. To serve its 21 million consumer and business customers, BT is rationalizing up to 104 disparate call centers and investing $179.4 million to create a network of 33 multifunctional, next-generation contact centers (31 in the UK and 2 in India), powered by Siebel CRM applications. The integrated customer understanding will enable BT Retail to provide a consistent, fast, and accurate response to all 850 million inbound customer inquiries received each year-whether it is through the Internet, the telephone, mobile devices, field sales, or channel partners.

The Civil Aviation Safety Authority (CASA), the independent authority responsible for the safety regulation of civil air operations in Australia and the operation of Australian aircraft overseas, will standardize on Siebel eGovernment applications across more than 500 users nationwide. CASA will deploy Siebel Service, Siebel PRM, and Siebel Employee Relationship Management (ERM) applications to manage its extensive registries, which contain more than 100,000 aviation registration records of aviation industry participants and aircraft. With centralized and consistent information, consolidated safety information, and automated workflow, CASA will become more "participant-centric," supporting reporting obligations to government authorities while more effectively managing resources.

GE Medical Systems, a unit of General Electric Company and a $9 billion global leader in medical imaging, healthcare services, and technology, is standardizing its global service operations on Siebel Medical call center, contracts, and billing capabilities. The new global service delivery platform will replace multiple service applications and unify service information across multiple departments and systems, giving GE Medical Systems the flexibility to scale its service operations as the company expands its business through future growth. The Siebel implementation will provide a comprehensive repository used by GE Medical Systems' service professionals worldwide to improve service productivity and effectiveness, increase service revenues, and maximize customer satisfaction.

Siebel Systems Product and Technology Leadership

Siebel Systems Delivers Products and Services for Accelerated ROI; Showcases Customer Success at European User Week: Joined by more than 1,500 customers and partners, Siebel Systems showcased new products and services for easier integration, rapid deployment, and reduced total cost of ownership at its annual European User Week in Cannes, France. The company unveiled Siebel 7.5.3, which sets a new standard for accelerated time-to-value by delivering an additional 17 percent cost savings in deploying and maintaining Siebel eBusiness Applications. Siebel Systems also announced packaged, fix-priced Rapid Deployment Offerings to help customers gain maximum value and competitive advantage from their technology investment. In addition, new Business Process Solution Sets help map the most valuable business processes supported by Siebel applications to customer needs as they implement Siebel applications for accelerated ROI.

Siebel Systems and IBM Introduce Next-Generation CRM Bank Teller Solution: Demonstrated at Siebel European User Week for the first time, Siebel Branch Teller is designed to speed banking transactions by giving tellers an expanded set of information and tools in a highly intuitive interface, while incorporating detailed customer insight and management functions and providing full-featured transaction-processing capabilities. Developed in close collaboration with IBM and based on IBM's WebSphere, the solution reflects the evolving role of the retail bank teller as a more informed and empowered customer service agent. Siebel Branch Teller enables banks to gain critical capabilities that enable tellers to improve customer loyalty and increase both branch and customer profitability.

Siebel Systems Receives Industry Accolades
Siebel Systems was broadly recognized as one of the world's leading software companies in the second quarter of 2003:

  Leading Analyst Research Confirms Siebel Systems' Commanding Lead in CRM Market Share and Production Implementations: According to the leading research and advisory firm Gartner, Inc., Siebel Systems is the unrivaled leader in global CRM software deployments. Gartner Dataquest estimates of new CRM software license sales show Siebel Systems in the number one position.1 Further, Gartner Dataquest estimates of buyers' intentions to implement within 12 months of purchase show that Siebel Systems is the leader with 28.1 percent market share, compared to the closest competitor who has 5 percent. Additionally, a separate Gartner, Inc. study indicates Siebel Systems' annual number of users deployed is five to eight times larger than that of any competitor.2 IDC, the premier global market intelligence and advisory firm in the information technology and telecommunications industries, also reports that Siebel Systems maintained its dominant market position, with 17.1 percent of the worldwide CRM applications software market in 2002, compared to the closest competitor who has approximately 6 percent.3 In upcoming IDC research on vendor market standings within marketing, sales, and customer service software segments, IDC will indicate that Siebel Systems outpaced competitors with the leading market share worldwide in each segment.
  Siebel Systems Named Worldwide Leader in Customer Analytic Applications: In a May 2003 report, IDC recognized Siebel Systems as the market share leader in the rapidly growing customer analytic applications market.4 Siebel Systems captured 15.4 percent ($122.6 million) of the worldwide market for these applications in 2002, up from 5.5 percent share in 2001. IDC expects customer analytics to be the fastest growing analytic applications market over the next five years, increasing at a 12.9 percent compound annual growth rate to more than $1.4 billion by 2007.5 IDC also reports that Siebel Systems was the fastest growing major analytic applications provider in the industry, with revenue growth of 230 percent in 2002.
  Siebel Systems Earns Leadership Status in META Group Evaluation of Channel Relationship Management: Siebel PRM received the highest overall score for channel relationship management (ChRM) in META Group's first annual METAspectrumsm vendor analysis for ChRM application suites. Siebel Systems was the only vendor listed in the Leader position and the only vendor to receive top ratings from META Group for both channel and customer relationship management.
  Harvard Business School Alumni Association Honors Siebel Systems with 2003 Entrepreneurial Company of the Year Award: HBSA of Northern California awarded Siebel Systems as the 25th annual Entrepreneurial Company of the Year to honor the company's entrepreneurial roots, lasting presence, and exceptional management through periods of rapid growth.
  Northern California Ernst & Young Recognizes Thomas M. Siebel as "Master Entrepreneur of the Year-2003": Northern California Ernst & Young honored Mr. Siebel as the recipient of its most prestigious award of Master Entrepreneur for founding and managing one of the most successful software companies in history. Ernst & Young selects only one executive from among 35 Entrepreneur of the Year award finalists from a wide variety of industries throughout Northern California for this special recognition.

Siebel Systems Restructures for Increased Profitability
Siebel Systems has initiated a restructuring plan that it expects will enable the company to achieve a 15 percent operating margin at roughly current revenue levels. Measures include a workforce reduction of approximately 490 employees; consolidation or elimination of certain facilities; reduction of depreciation expenses through retirement of some assets; and migration of some business operations offshore. The company expects to end the third quarter with approximately 5,000 employees. The plan is expected to achieve quarterly savings of nearly $30 million by the fourth quarter of 2003 and nearly $40 million by the second half of 2004, when the full effect of the reduced depreciation costs is realized. The company expects to take a restructuring charge in the third and fourth quarters of 2003.

About Siebel Systems
Siebel Systems, Inc. is a leading provider of eBusiness applications software, enabling corporations to sell to, market to, and serve customers across multiple channels and lines of business. With more than 3,500 customer deployments worldwide, Siebel Systems provides organizations with a proven set of industry-specific best practices, CRM applications, and business processes, empowering them to consistently deliver superior customer experiences and establish more profitable customer relationships. Siebel Systems' sales and service facilities are located in more than 28 countries.

# # #
Investor Contact: Mark Hanson Siebel Systems Investor Relations Department (650) 295-5656 Investor.relations@siebel.com	Media Contact: Burghardt Tenderich Siebel Systems Public Relations (650) 295-5455 PublicRelations@siebel.com

___________________________

1. Siebel Still Holds Lead in Shrinking CRM Software Market, Tom Topolinski and Fabrizio Biscotti, June 2003.

2. Siebel Systems: 1H03 CRM Magic Quadrant Summary, Michael Maoz, June 2003.

3. Worldwide CRM Applications Forecast & Analysis, 2003-2007, IDC #29811, Mary Wardley, Robert Blumstein, 2003.

4. Worldwide Customer Relationship Management Analytic Applications Software Forecast and Analysis, Robert Blumstein, 2003.

5. IDC publishes research on three market segments that make up the overall analytic applications market-customer, financial/BPM, and operations: Worldwide Customer Relationship Management Analytic Applications Software Forecast and Analysis, Robert Blumstein, 2003; Worldwide Financial and Business Performance Management Analytic Applications Software Forecast and Analysis, 2003-2007, Henry D. Morris, 2003; Worldwide Operations Analytic Applications Software Forecast and Analysis, 2003-2007, Dan Vesset, 2003.

The Magic Quadrant is copyrighted June 2003 by Gartner, Inc. and is reused with permission, which permission should not be deemed to be an endorsement of any company or product depicted in the quadrant. The Magic Quadrant is Gartner, Inc.'s opinion and is an analytical representation of a marketplace at and for a specific time period. It measures vendors against Gartner defined criteria for a marketplace. The positioning of vendors within a Magic Quadrant is based on the complex interplay of many factors. Gartner does not advise enterprises to select only those firms in the "Leaders" quadrant. In some situations, firms in the Visionary, Challenger, or Niche Player quadrants may be the right matches for an enterprise's requirements. Well-informed vendor selection decisions should rely on more than a Magic Quadrant. Gartner research is intended to be one of many information sources including other published information and direct analyst interaction. Gartner, Inc. expressly disclaims all warranties, express or implied, of fitness of this research for a particular purpose.

METAspectrumSM market evaluations and results are the sole property of META Group, Inc. and are Copyright © 2003 META Group, Inc. All rights reserved. Permission to use the results requires prior written approval from META Group, and should not be deemed an endorsement of any company or product.

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. The success of the agreements, relationships and products described above and the future operating results of Siebel Systems, Inc. may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with the company's restructuring plans, the eBusiness software applications market, the successful engagement of customers and completion of customer engagements and integrations, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

SIEBEL SYSTEMS, INC.
Consolidated Balance Sheets
 (In thousands, except per share data)

                                                                           December 31,    June 30,
                                                                               2002          2003
                                                                          ------------- -------------
                                       Assets

Current assets:
   Cash and cash equivalents...........................................   $    667,511  $    643,416
   Short-term investments..............................................      1,494,093     1,658,335
                                                                          ------------- -------------
          Total cash, cash equivalents and short-term investments......      2,161,604     2,301,751

   Marketable equity securities........................................          4,613           349
   Accounts receivable, net............................................        275,764       214,640
   Deferred income taxes...............................................         96,518        95,120
   Prepaids and other..................................................         49,901        40,726
                                                                          ------------- -------------
          Total current assets.........................................      2,588,400     2,652,586

Property and equipment, net............................................        273,024       225,416
Goodwill...............................................................         80,949        81,968
Intangible assets, net.................................................         10,354         6,780
Other assets...........................................................         37,580        46,235
Deferred income taxes..................................................         42,711        42,711
                                                                          ------------- -------------
          Total assets.................................................   $  3,033,018  $  3,055,696
                                                                          ============= =============

                           Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable....................................................   $     15,239  $      8,249
   Accrued expenses....................................................        319,622       301,052
   Restructuring obligations...........................................         42,703        33,464
   Deferred revenue....................................................        270,575       289,366
                                                                          ------------- -------------
          Total current liabilities....................................        648,139       632,131

Restructuring obligations, less current portion........................        111,845        77,708
Other long-term liabilities, less current portion......................         15,574        13,298
Convertible subordinated debentures....................................        300,000       300,000
                                                                          ------------- -------------
          Total liabilities............................................      1,075,558     1,023,137
                                                                          ------------- -------------

Commitments and contingencies

Stockholders' equity:
  Common stock; $0.001 par value; 2,000,000 shares authorized;
     486,428 and 493,568 shares issued and outstanding, respectively...            486           494
  Additional paid-in capital...........................................      1,486,612     1,523,998
  Deferred compensation................................................         (3,438)       (2,310)
  Accumulated other comprehensive income...............................         28,681        50,872
  Retained earnings....................................................        445,119       459,505
                                                                          ------------- -------------
          Total stockholders' equity...................................      1,957,460     2,032,559
                                                                          ------------- -------------
          Total liabilities and stockholders' equity...................   $  3,033,018  $  3,055,696
                                                                          ============= =============

SIEBEL SYSTEMS, INC.
Consolidated Statements of Operations
 (In thousands, except per share data)

                                                                   Three Months Ended      Six Months Ended
                                                                        June 30,                June 30,
                                                                 ---------------------- -----------------------
                                                                    2002        2003        2002        2003
                                                                 ---------- ----------- ----------- -----------
Revenues:
   Software....................................................  $ 170,109  $  109,894  $  416,156  $  221,986
   Professional services, maintenance and other................    235,453     223,405     467,253     444,068
                                                                 ---------- ----------- ----------- -----------
       Total revenues..........................................    405,562     333,299     883,409     666,054
                                                                 ---------- ----------- ----------- -----------
Cost of revenues:
   Software....................................................      5,282       4,268      10,577       8,989
   Professional services, maintenance and other................    125,061     126,141     256,194     251,653
                                                                 ---------- ----------- ----------- -----------
       Total cost of revenues..................................    130,343     130,409     266,771     260,642
                                                                 ---------- ----------- ----------- -----------
            Gross margin.......................................    275,219     202,890     616,638     405,412
                                                                 ---------- ----------- ----------- -----------
Operating expenses:
   Product development.........................................     85,200      75,474     168,919     154,745
   Sales and marketing.........................................    123,303      93,876     260,558     194,048
   General and administrative..................................     29,500      28,175      59,567      54,541
   Restructuring-related expenses..............................         --         274          --         274
                                                                 ---------- ----------- ----------- -----------
       Total operating expenses................................    238,003     197,799     489,044     403,608
                                                                 ---------- ----------- ----------- -----------
            Operating income...................................     37,216       5,091     127,594       1,804

Other income, net..............................................      9,307      10,171      19,900      20,674
                                                                 ---------- ----------- ----------- -----------
            Income before income taxes.........................     46,523      15,262     147,494      22,478
Income taxes...................................................     16,748       5,494      53,098       8,092
                                                                 ---------- ----------- ----------- -----------
            Net income.........................................  $  29,775  $    9,768  $   94,396  $   14,386
                                                                 ========== =========== =========== ===========

Diluted net income per share...................................  $    0.06  $     0.02  $     0.18  $     0.03
                                                                 ========== =========== =========== ===========
Shares used in diluted share computation.......................    524,920     526,726     537,126     524,626
                                                                 ========== =========== =========== ===========

Basic net income per share.....................................  $    0.06  $     0.02  $     0.20  $     0.03
                                                                 ========== =========== =========== ===========
Shares used in basic share computation.........................    474,211     490,078     472,353     488,675
                                                                 ========== =========== =========== ===========

SIEBEL SYSTEMS, INC.
Consolidated Statements of Cash Flows
 (in thousands)

                                                                               Six Months Ended
                                                                                   June 30,
                                                                            -----------------------
                                                                               2002        2003
                                                                            ---------- ------------
Cash flows from operating activities:
   Net income.............................................................. $  94,396  $    14,386
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Write-off of property and equipment abandoned in restructuring.......        --        2,596
      Depreciation and other amortization..................................    66,997       78,825
      Amortization of identifiable intangible assets.......................     4,445        3,950
      Compensation related to stock options, net...........................     2,938          980
      Provision for doubtful accounts and sales returns....................    11,712        5,828
      Tax benefit from exercise of stock options...........................    10,000           --
      Deferred income taxes................................................       497          (46)
      Write-down of cost-method investments to fair value..................     2,508          406
      Net realized gains on marketable investments.........................    (4,730)      (3,705)
      Changes in operating assets and liabilities:
         Accounts receivable...............................................    25,653       55,369
         Prepaids and other................................................    18,679        9,175
         Accounts payable and accrued expenses.............................     9,546      (27,468)
         Restructuring obligations.........................................        --      (43,376)
         Deferred revenue..................................................    36,205       18,791
                                                                            ---------- ------------
           Net cash provided by operating activities.......................   278,846      115,711
                                                                            ---------- ------------
Cash flows from investing activities:
   Purchases of property and equipment.....................................   (49,158)     (10,514)
   Purchases of short-term investments.....................................  (886,484)  (1,118,484)
   Sales and maturities of short-term investments..........................   605,735      952,188
   Purchases of marketable equity securities...............................    (1,000)          --
   Proceeds from sale of marketable equity securities......................       853        5,338
   Purchase consideration for acquired businesses, net of cash received....      (500)      (1,500)
   Other non-operating assets and non-marketable securities................    11,364       (9,666)
                                                                            ---------- ------------
           Net cash used in investing activities...........................  (319,190)    (182,638)
                                                                            ---------- ------------
Cash flows from financing activities:
   Proceeds from issuance of common stock, net of repurchases..............    76,152       35,757
   Proceeds from equipment financing.......................................    24,873           --
   Repayments of capital lease obligations.................................    (4,457)      (6,380)
   Repayments of stockholder notes.........................................       422           --
                                                                            ---------- ------------
           Net cash provided by financing activities.......................    96,990       29,377
                                                                            ---------- ------------
Effect of exchange rate fluctuations.......................................    12,562       13,455
                                                                            ---------- ------------
Change in cash and cash equivalents........................................    69,208      (24,095)
Cash and cash equivalents, beginning of period.............................   799,090      667,511
                                                                            ---------- ------------
Cash and cash equivalents, end of period................................... $ 868,298  $   643,416
                                                                            ========== ============